CONSENT OF N. ERIC FIER

The undersigned hereby consents to:

(i) the inclusion of the scientific and technical information relating to the mineral properties of SilverCrest Metals Inc. (the "Company") disclosed in the Company's Annual Information Form for the year ended December 31, 2019 (the "AIF") filed as an exhibit to the Company's Form 40-F Annual Report for the period ended December 31, 2019, and any amendments thereto (the "40-F");

(ii) the inclusion of the scientific and technical information relating to the mineral properties of the Company disclosed in the Management Discussion and Analysis for the year ended December 31, 2019 (the "Annual MD&A") of the Company filed as an exhibit to the 40-F;

(iii)  the inclusion of the scientific and technical information relating to the mineral properties of the Company disclosed in the Management Discussion and Analysis for the three months ended March 31, 2020 (the "Q1 MD&A") of the Company filed as an exhibit to the 40-F;

(iv)  the incorporation by reference of the AIF, the 40-F, the Annual MD&A and the Q1 MD&A into the Company's Form F-10 Registration Statement being filed with the United States Securities and Exchange Commission, and any amendments thereto (the "F-10"); and

(v) the use of my name in the AIF, the 40-F, the MD&A and the Form F-10.

           /s/ N. Eric Fier

Name: N. Eric Fier, CGP, P. Eng

Title:  Chief Executive Officer and Director, SilverCrest Metals Inc.

Date: May 26, 2020